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                                    AGREEMENT


EFFECTIVE DATE: June 2, 1992

BETWEEN:  FLEMINGTON PHARMACEUTICAL CORPORATION,
            43 Emery Avenue, Flemington,
            New Jersey 08822 (Flemington);

AND:      RAPID SPRAY, GmbH. & CO. KG, 7958 Laupheim,
            Germany (Rapid Spray).

WHEREAS Rapid spray has developed aerosol dosage formulations containing Clemastine as its effective ingredient, as set forth in detail in Exhibit A, which is attached to and made a part of this Agreement (the Product); and,


WHEREAS, Flemington intends to obtain regulatory approval permitting Flemington to market the Product within the Territory (defined below); and,


WHEREAS, Flemington is willing to undertake the project of procuring bioavailability studies, in order to obtain approval by regulatory authorities within the Territory for the marketing of the Product within the Territory; and,


WHEREAS, following approval by the various regulatory authorities, Flemington wishes to obtain the right to purchase Product from Rapid Spray, together with the exclusive right to sell and distribute Product within the Territory;


NOW, THEREFORE, in consideration of the foregoing, and of the mutual undertakings


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contained in this Agreement, the parties agree as follows.


1. Promptly following execution of this Agreement, Rapid Spray shall provide Flemington with a sample of Product as described in Exhibit A, which sample shall have been synthesized by a process approved by the United States Food and Drug Administration (FDA), and which sample (together with the process by which it was synthesized) shall not infringe on any rights or patents held by others. The Product shall have been manufactured by Rapid Spray in accordance with then current Good Manufacturing Practices (GMP), as established by FDA or other regulatory authorities from time to time.


2. Within a reasonable time after Flemington has been provided by Rapid Spray with necessary ancillary documentation, Flemington shall initiate or cause to be initiated, and thereafter shall pursue diligently, all necessary clinical studies required to prepare and file an application(s) with FDA and other regulatory authorities, and, following completion thereof to Flemington's satisfaction, Flemington shall prepare, file and diligently pursue the application(s). Rapid Spray agrees to supply Flemington with manufacturing and quality control procedures and data, including stability testing using approved stability assay procedures of a chemical and pharmaceutical nature necessary to support an Abbreviated New Drug Application (ANDA) or New Drug Application
(NDA). Upon approval of the application(s), all right, title and interest in and to them shall be and remain the sole and exclusive property of Flemington. Flemington shall use its best efforts to maintain the approved application(s) in force, including, without limitation, the filing of all necessary


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reports, and the maintenance of all necessary records, required by any or all regulatory authorities having jurisdiction, and Rapid Spray shall cooperate with Flemington in all ways necessary to discharge this obligation.


3. Rapid Spray hereby appoints Flemington as its sole and exclusive distributor of the Product within the Western Hemisphere, Europe and Japan (the Territory). Except as provided in paragraph 14(a), below, Flemington agrees to purchase from Rapid Spray all of Flemington's requirements of Product for sale in the Territory. Flemington agrees, from time to time, to provide Rapid Spray with forecasts of Flemington's requirements for Product, as described below.


4. Nothing contained in this Agreement is intended by the parties to grant to Flemington any right or license to manufacture Product under any inventions, secret formulae, secret processes or other secret technical information owned or controlled by Rapid Spray, whether or not patented, relating to the Product or its manufacture.


5. Flemington shall use its best efforts to keep Rapid Spray as reasonably informed as possible of the progress of the application(s) and the date upon which Flemington expects to receive approval. On approval by FDA, or other regulatory authorities having jurisdiction, of the application, or as long before that date as is reasonably possible, Flemington shall provide Rapid Spray with an estimate of Flemington's anticipated monthly requirements for Product for the then current and following calendar year. The estimate given by Flemington shall not be construed to require Flemington to purchase

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any particular amount of Product during the Period covered by it. Thereafter, on or before October 1 of any given year, Flemington shall provide Rapid Spray with a similar non-binding estimate of Flemington's requirements for Product during the next calendar year.

6. From time to time after FDA approval (or, as to registration(s) outside the United States, of the appropriate regulatory authorities), Flemington shall place with Rapid Spray firm purchase orders for Product. Any order given shall not call for delivery more than three months after the date of order placement, unless otherwise agreed to by Rapid Spray. So long as the total of orders placed with Rapid Spray by Flemington calling for delivery within a given month do not exceed Flemington's estimated forecast of its requirements of Product for such month by more than 150 percent, such orders shall be deemed to have been accepted by Rapid Spray upon order placement by Flemington. If Flemington's orders for any given month exceeds Flemington's estimated forecast for such month by more than 150 percent, Rapid Spray shall use its best efforts to fill such portion of the order(s) which exceeds the 150 percent level.

7. Any order for Product placed by Flemington with Rapid Spray shall be in a minimum quantity of _____________ canisters per order.

8. The price to be charged by Rapid Spray to Flemington for Product is set forth on Exhibit B, which is attached to and made a part of this Agreement. Prices are F.O.B. Laupheim, insurance and freight prepaid for Flemington's account for each order a letter of credit payable 60 days after shipment from Rapid Spray at ______________ Bank in the amount of the invoice including insurance and freight is to be given. See German version from March 30, 1992, paragraph 8. If market conditions or other circumstances either in the Territory or the place of manufacture should

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change so that either party to this Agreement is unable to make a reasonable profit (which shall be evaluated according to gross margins historically achieved by such party on Product hereunder), the parties shall meet and negotiate a good faith adjustment of the price of the Product.

9. Any duties or other import taxes or exactions imposed by any jurisdiction within the Territory into which Flemington is importing Product from Rapid Spray shall be paid for by Flemington for its own account.

10. Invoices from Rapid Spray to Flemington for deliveries of Product shall be due and payable by Flemington to Rapid Spray 60 days after shipment of Product by Rapid Spray.

11. Product supplied by Rapid Spray to Flemington shall comply strictly with the specifications set forth in Exhibit A, or such other specifications as the parties mutually shall agree upon from time to time. Any claim by Flemington for defect(s) in Product shall be made by it, in writing, with full particulars, within 60 days after actual receipt by Flemington of the allegedly defective Product. All quality assurance testing for acceptance shall be based upon the criteria set forth in Exhibit A. After acceptance of Product by Flemington, or the expiration of 60 days after receipt of Product by Flemington without any. objection by it, no claim shall be made by Flemington for failure to comply with the specifications set forth in Exhibit A, with the exception of subsequently discovered failure to meet stability requirements, which may be raised at any time. If a timely objection to Product is


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made by Flemington and the Product is found not to meet specifications, Rapid
Spray shall replace the defective Product with complying Product, and Rapid Spray shall hold Flemington harmless from any cost or expense incurred by Flemington as a result of such non-compliance. Any dispute about whether or not Product complies with specifications shall be referred to an independent laboratory mutually acceptable to the parties. The cost of the assay, and any other related services of the independent laboratory, shall be borne by the party whose analysis was found to be in error.

12. Rapid Spray makes no representations, extends no warranties of any kind, express or implied, nor assumes any responsibility whatsoever, including responsibility for any claim of toxicity, side effects, adverse drug reactions or lack of efficacy, to any third party or to Flemington with respect to the manufacture or use of the Product, except that the Product shall comply with the specifications set forth in Exhibit A at the time of shipping, and that the Product shall be supplied to Flemington from manufacturing facilities operated in compliance with GMP of FDA or other applicable regulatory authorities. Rapid Spray agrees to permit representatives of Flemington to examine Rapid Spray's facilities at any reasonable time during regular business hours, and to adopt such recommendations as reasonably may be made to assure compliance with all GMP regulations and requirements. Notwithstanding the foregoing, Flemington agrees to indemnify Rapid Spray, and hold it harmless, from any and all liability to third parties beyond what liability would, or could, be imposed upon Rapid Spray under the laws and regulations of the European Community, except with respect to any failure of Rapid Spray to comply


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with GMP regulations, or any more stringent regulations which may apply within any jurisdiction other than the United States of America in which the Product is known by the parties to be marketed.

13. Flemington shall use its best efforts to begin marketing Product in the Territory approximately three months after approval by the appropriate regulatory authority(ies) having jurisdiction over the application(s) covering the Product in a given jurisdiction, and shall devote such efforts to marketing the Product as it would to products developed by it having similar sales and profit potential.

14(a). This Agreement shall be effective as of the date specified above and shall continue for the life of the Product or the end of Flemington's obligation to pay royalties to Rapid Spray as elsewhere provided for below in this Agreement. The obligation of Rapid Spray to supply Product to Flemington in accordance with this Agreement shall continue until the expiration of the term of any patent(s) covering the Product, or of the tenth complete calendar year after the beginning of marketing of Product in the Territory, whichever comes later; provided, however, either party may renew its rights for an additional five year period by giving written notice to that effect to the other party before the expiration of the ninth complete calendar year after the beginning of the marketing of Product within the Territory. If, at any time during the Term of this Agreement, it should appear to Flemington that market conditions relevant to the Product have changed, or are changing, in such a way that Flemington's ability to market the Product has been, or is being, adversely


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affected in a material manner, the parties agree, to negotiate in good faith such modifications to this Agreement, and the parties' relationship, as will reasonably enable each party most closely to satisfy their mutual intentions and expectations in entering into this Agreement.

14(b). Either party may terminate this Agreement in its entirety if the other party shall be in default of any of its obligations hereunder, and such default shall not have been remedied within a 60 day period after the giving of a notice of default, which notice shall specify the particulars of the alleged default. Notice shall be given in the manner provided below. If the party to which notice of default was given shall not cure the default within the 60 day period, the party giving the notice shall have the absolute right to terminate this Agreement, by giving written notice of its exercise of such right to the other; upon the giving of such notice this Agreement shall terminate immediately. In addition, if either party shall begin, in the capacity of a debtor, any proceedings under any bankruptcy, insolvency, reorganization, readjustment of debt, receivership, assignment for the benefit of creditors, dissolution or liquidation law, of any government having jurisdiction over the subject matter or the parties, or if any such proceedings have been begun against either party, and any trustee or receiver of either party shall be appointed in such proceeding, and such party by any act or failure to act shall indicate approval, consent or acquiescence in such proceedings or the appointment of such trustee or receiver; or if any warrant or attachment shall be issued against all of the assets of a party and shall not be dismissed or released within 30 days after levy; then, in any such case,the other party not involved in any such proceedings shall have the right to terminate this Agreement by giving written notice of the exercise of that


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right to the party involved in such proceedings, and upon the giving of that notice this Agreement shall terminate.

15. The parties agree that any dispute arising between them in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with such Rules. The arbitration shall be held in a mutually agreeable place, but if the parties cannot agree upon a place they shall be held in Brussells, Belgium.

16. Except as may expressly be authorized in writing, neither party shall possess, nor hold itself out to third parties as possessing, any power or authority to bind or act as the agent of the other

17. The performance by either party of any covenant or obligation on its part to be performed hereunder (other than an obligation of either party to pay money to the other) shall be excused because of any reason customarily recognized as constituting force majure; provided, however, that the party affected shall exert its best efforts to eliminate, cure or overcome any of such causes and resume performance hereunder. Promptly following execution hereof, the parties shall confer for the purpose of identifying one or more alternative sites of manufacture to be used if Rapid Spray's production of Product should be interrupted because of force majure.


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18. Neither this Agreement nor the rights or obligations of either party to it may be assigned, either in whole or in part, by either party without the advance written consent of the other, except that Rapid Spray is permitted to assign to any person or entity owning more than 5O% of its shares; provided, however, in the case of an assignment in connection with the sale or transfer of all or substantially all of a party's pharmaceutical business, or its merger or consolidation with another company, such consent shall not be withheld unreasonably.

19. Any notice required or permitted under this Agreement (not intended to include ordinary day-to-day communications) shall be given in writing, by fax transmission, to the other party's principal office, addressed to the chief executive officer of the recipient, with confirming hard copy being sent by international overnight letter or service. Communications are effective upon delivery.

20. Any and all written information, data or know/how received by either party from the other shall be maintained in confidence by the receiving party during the term of this Agreement and for five years thereafter; provided, however, that this obligation shall not apply to any information which the recipient can establish was known to it before disclosure, or is in or enters the public domaine through a third party not under obligation of confidentiality to the receiving party.

2i. This Agreement may not be amended except by a writing identifying itself as


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such, executed with the same formality as this Agreement. This requirement of written amendment may not be waived orally.

22. This Agreement shall bind and benefit the parties and their permitted successors and assigns.

IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized representatives of the parties, effective the date set forth above.

FLEMINGTON PHARMACEUTICAL CORP.



By: /s/ Harry A. Dugger
   ----------------------------



RAPID SPRAY, GmbH. & Co. KG




By: /s/ Laupheim, der 02.06.92
   ----------------------------


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